Exhibit 99.(a)(1)(iv)

Form of Letter from the Fund to Shareholders
in Connection with the Fund’s Acceptance of Shares

Antares Private Credit Fund
c/o U.S Bancorp Fund Services, LLC
615 East Michigan St.
Milwaukee, WI 53202

[DATE]

[SHAREHOLDER NAME/ADDRESS]

Dear Shareholder:

This letter serves to inform you that Antares Private Credit Fund (the “Fund”) has received and accepted for purchase your tender of shares of beneficial interest in the Fund.

In accordance with the terms of the tender offer, you will be issued a non-interest bearing, non-transferable promissory note (the “Note”), which will be held on your behalf by U.S Bancorp Fund Services, LLC, the Fund’s transfer agent (“Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered shares as of the applicable valuation date less the 2% “early repurchase deduction” (if applicable).

If you have any questions (or wish to request a copy of your Note), please contact the Fund’s Transfer Agent at 1-844-925-9600.

Sincerely,

Antares Private Credit Fund